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                                                                   EXHIBIT 10.12

                                  MEMORANDUM

     DATE:    December 20, 1995

     TO:      KATHY GILLESPIE

     FROM:    JOHNNY THOMAS

     RE:      EMPLOYMENT AGREEMENT

     CC:      SCOTT LOOMIS, JOHN FRANCIS


     This letter will confirm our agreement to amend your employment terms effective January, 1995, pursuant to our verbal agreements during your contract negotiations (December, 1994), re-affirmed in January, 1995 and throughout the year.

     ABT agrees to amend your contract in order to provide incentives and rewards which encourage you to remain a part of ABT's management team for several years, as stated herein.

     Kathleen L. Gillespie, employee, agrees to amend the Employment Agreement as stated herein, all other terms of the Employment Agreement remain unchanged.

     Kathleen L. Gillespie and ABT mutually agree to equity compensation through common stock options, instead of common stock shares.

     Kathleen L. Gillespie agrees, as of this date, that all common stock issued in her name, "vested" or "unvested", shall be assigned for ABT use, as ABT deems appropriate. The shares shall be returned to ABT treasury or assigned to third parties, as deemed appropriate by ABT, provided ABT receives at least $2.00 per share for compensation. Kathleen L. Gillespie acknowledges that she retains no interest or ownership in said shares and affirms that she has received no benefit from said shares being temporarily issued in her name while evaluating performance and negotiating an options compensation package.

     It is agreed by Kathleen L. Gillespie and ABT that Kathleen L. Gillespie shall receive the following stock option package.

     Kathleen L. Gillespie shall be granted 1,250,000 options to purchase ABT common stock. The shares shall be vested on the following schedule:

     a)  250,000 options vest December 20, 1995.

     b)  200,000 options vest June 30, 1996.

     c)  200,000 options vest June 30, 1997.

     d)  200,000 options vest June 30, 1998.
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     e)  200,000 options vest June 30, 1999.

     f)  200,000 options vest June 30, 2000.

     Vesting of the options in items b)-f), above, are subject to Kathleen L. Gillespie remaining employed by the Corporation. If options are exercised before employment ceases, the shares remain the property of Kathleen L. Gillespie, in spite of the above vesting schedule.

     The options shall be exerciseable at $2.00 per share at any time through December 19, 2005. The options shall be non-callable by ABT and ABT shall register the options in the first appropriate registration statement filed with the SEC. Part of the options may be incentive stock options, payment for the options may be cash, tendering of ABT common stock owned by Kathleen L. Gillespie, or other compensation deemed appropriate by the Board of Directors at the time of exercise. In the event an unaffiliated party purchases ABT, and Kathleen L. Gillespie's employment is terminated as a result of said acquisition, Kathleen L. Gillespie shall be vested in all options scheduled to be vested in items b)-f), above.

/s/Johnny R. Thomas        /s/ Kathleen L. Gillespie
- -------------------        -------------------------

Johnny R. Thomas,          Kathleen L. Gillespie

CEO/President              Employee


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